Exhibit 107

Calculation of Filing Fee Tables

Form F-1

KBAT Group Inc.

……………………………………………………..

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, par value $0.0001 per share	Rule 457(o)	4,312,500	(1)	$5.00	(2)	$21,562,500	0.00015310	$3,301.22
Fees Previously Paid	—	—	—	—		—		—	—	—
	Total Offering Amounts							$21,562,500		$3,301.22
	Total Fees Previously Paid									$0.00
	Total Fee Offsets									$0.00
	Net Fee Due									$3,301.22

(1)	Includes 562,500 Class A ordinary shares that the underwriters have the option to purchase to cover any over-allotments.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. The price of $5.00 per share represents the high end of the proposed offering price range.